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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
================================================================================
1. Name and Address of Reporting Person*

   Alpine Capital, L.P.
--------------------------------------------------------------------------------
   (Last)                  (First)                 (Middle)

   201 Main Street, Suite 3100
--------------------------------------------------------------------------------
                                    (Street)

   Fort Worth,                       Texas               76102
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


================================================================================
2. Issuer Name AND Ticker or Trading Symbol

   San Juan Basin Royalty Trust (SJT)
================================================================================
3. IRS Identification Number of Reporting Person, if any (Voluntary)


================================================================================
4. Statement for Month/Day/Year

   04/07/03
================================================================================
5. If Amendment, Date of Original (Month/Day/Year)

   N/A
================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [_]   Director                             [X]   10% Owner
   [_]   Officer (give title below)           [_]   Other (specify below)


================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   [_] Form Filed by One Reporting Person
   [X] Form Filed by More than One Reporting Person

================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                              OR BENEFICIALLY OWNED
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                            2.        2A.           3.           Disposed of (D)                 Owned Follow-  Form:     7.
                            Transac-  Deemed        Transaction  (Instr. 3, 4 and 5)             ing Reported   Direct    Nature of
                            tion      Execution     Code         ------------------------------- Transac-       (D) or    Indirect
1.                          Date      Date, if any  Instr. 8)                   (A)              tions(s)       Indirect  Beneficial
Title of Security           (Month/   (Month/       ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                  Day/Year) Day/Year)     Code     V                  (D)              and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Units of
Beneficial Interest         04/07/03                S              15,000       D       $14.44                  D        N/A
------------------------------------------------------------------------------------------------------------------------------------
Units of
Beneficial Interest         04/08/03                S               6,000       D       $14.41   10,437,000     D        N/A
------------------------------------------------------------------------------------------------------------------------------------

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

              PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION
               CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
             UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

                                                                          (Over)
                                                                 SEC 1474 (9-02)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                            9.
                                                                                                            Number   10.
                                                                                                            of       Owner-
                                                                                                            Deriv-   ship
                                                                                                            ative    Form
                   2.                                                                                       Secur-   of
                   Conver-                         5.                             7.                        ities    Deriv-  11.
                   sion            3A              Number of                      Title and Amount          Bene-    ative   Nature
                   or              Deemed          Derivative    6.               of Underlying     8.      ficially Secur-  of
                   Exer-           Exe-    4.      Securities    Date             Securities        Price   Owned    ity:    In-
                   cise    3.      cution  Trans-  Acquired (A)  Exercisable and  (Instr. 3 and 4)  of      Follow-  Direct  direct
                   Price   Trans-  Date,   action  or Disposed   Expiration Date  ----------------  Deriv-  ing Re-  (D) or  Bene-
1.                 of      action  if      Code    of (D)        (Month/Day/Year)           Amount  ative   ported   In-     ficial
Title of           Deriv-  Date    any     (Instr. (Instr. 3,    ----------------           or      Secur-  Trans-   direct  Owner-
Derivative         ative   (Month/ (Month/   8)     4 and 5)      Date     Expira-          Number  ity     action(s) (I)    ship
Security           Secur-  Day/    Day/    ------  ------------   Exer-    tion             of      (Instr. (Instr.  (Instr. (Instr.
(Instr. 3)         ity     Year)   Year)   Code V    (A)   (D)    cisable  Date     Title   Shares  5)      4)        4)      4)
-----------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:




ALPINE CAPITAL, L.P.

   /s/ Robert W. Bruce III                                April 9, 2003
----------------------------------------            -------------------------
   **Signature of Reporting Person                            Date
       Robert W. Bruce III, Manager


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                          CONTINUATION SHEET TO FORM 4

--------------------------------------------------------------------------------

Name and Address Reporting Person:           Alpine Capital, L.P.
                                             201 Main Street, Suite 3100
                                             Fort Worth, Texas  76102

Issuer Name and Ticker or Trading Symbol:    San Juan Basin Royalty Trust (SJT)

Statement for Month/Day/Year:                April 7, 2003

--------------------------------------------------------------------------------

Other Reporting Persons:                     Signatures of Reporting Persons:

Algenpar, Inc. (1)                           ALGENPAR, INC.
201 Main Street, Suite 3100
Fort Worth, Texas  76102                     By: /s/ J. Taylor Crandall
                                                 ------------------------------
                                                     J. Taylor Crandall


J. Taylor Crandall (1)                       /s/ J. Taylor Crandall
201 Main Street, Suite 3100                  ----------------------------------
Fort Worth, Texas  76102                     J. TAYLOR CRANDALL


Robert W. Bruce III (1)                      /s/ Robert W. Bruce III
934 Weed Street                              ----------------------------------
New Canaan, Connecticut  06840               ROBERT W. BRUCE III



Explanation of Responses:

(1) J. Taylor Crandall ("Crandall") is the President and sole stockholder of Algenpar, Inc., a Texas corporation ("Algenpar"), which is one of two general partners of Alpine Capital, L.P., a Texas limited partnership ("Alpine"), which is the direct beneficial owner of certain of the securities reported herein. Robert W. Bruce III ("Bruce") is the other general partner of Alpine. Pursuant to Rule 16a-1(a)(2)(ii)(B) under the Securities Exchange Act of 1934, as amended (the "Act"), Crandall, Algenpar and Bruce are deemed to be beneficial owners of the shares beneficially owned by Alpine only to the extent of the greater of his or its respective direct or indirect interest in the profits or capital account of Alpine. Pursuant to Rule 16a-l(a)(4) under the Act, this filing shall not be deemed an admission that Bruce, Crandall or Algenpar is, for purposes of Section 16 of the Act or otherwise, the beneficial owner of any securities owned by Alpine in excess of such amount.